Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Oaktree Specialty Lending Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	7.100% Notes due 2029	Rule 457(r)	$300,000,000	98.837%	$296,511,000	$0.00011020	$32,675.52

	Total Offering Amounts					$296,511,000		$32,675.52

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$32,675.52